EXHIBIT 4-ddd
CERTIFICATE OF TRUST
OF
MORGAN STANLEY CAPITAL TRUST XIII

THIS CERTIFICATE OF TRUST of Morgan Stanley Capital Trust XIII (the “Issuer Trust”), dated as of December 12, 2008, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under Chapter 38 of Title 12 of the Delaware Code (12 Del. C. § 3801, et seq.)(the "Act").

1.           Name.  The name of the statutory trust being formed hereby is Morgan Stanley Capital Trust XIII.

2.           Delaware Trustee.  The name and business address of the trustee of the Issuer Trust with its principal place of business in the State of Delaware is BNY Mellon Trust of Delaware, White Clay Center, Route 273, Newark, Delaware 19711.

3.           Effective Date.  This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Issuer Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act as of the date first written above.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Kristine K. Gullo
	Name:	Kristine K. Gullo
	Title:	Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely as Property Trustee

By:	/s/ Franca M. Ferrera
	Name:	Franca M. Ferrera
	Title:	Assistant Vice President